Exhibit (a)(5)(D)

News Release

Coca-Cola Consolidated Announces Final Results of

Tender Offer

CHARLOTTE, June 21, 2024 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) (the “Company”) announced today the final results of its modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on June 18, 2024.

Based on the final count by Equiniti Trust Company, LLC, the depositary for the tender offer, a total of 14,391.5 shares of the Company’s Common Stock were validly tendered and not validly withdrawn in the tender offer.

In accordance with the terms and conditions of the tender offer, the Company has accepted for purchase 14,391.5 shares of its Common Stock at a price of $925 per share, for an aggregate cost of approximately $13.3 million, excluding fees and expenses relating to the tender offer. The Company accepted for purchase all of the shares that were validly tendered and not validly withdrawn in the tender offer. The shares accepted for purchase represent approximately 0.2% of the shares of Common Stock that were issued and outstanding as of June 18, 2024.

As previously announced, the Company has agreed, following the completion of the tender offer, to purchase from Carolina Coca-Cola Bottling Investments, Inc. (“CCCBI”), an indirect wholly-owned subsidiary of The Coca-Cola Company, at the purchase price equal to the price paid by the Company in the tender offer, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of the Company’s outstanding shares of Common Stock immediately following the closing of the repurchase (calculated assuming all issued and outstanding shares of the Company’s Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the tender offer) (the “Share Repurchase”). Based on the shares of Common Stock the Company accepted for purchase in the tender offer, the Company expects to purchase 598,619 shares of Common Stock from CCCBI in the Share Repurchase, for an aggregate purchase price of approximately $553.7 million. The closing of the Share Repurchase is expected to occur on July 5, 2024, the 11th business day after the expiration of the tender offer, subject to the satisfaction or waiver of the conditions to the closing.

The Company may purchase additional shares in the future in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until July 5, 2024. Whether the Company makes additional repurchases in the future will depend on many factors, including the market price of the shares, the Company’s business and financial condition and general economic and market conditions.

Certain Information Regarding the Tender Offer

The information in this press release describing the tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that Coca-Cola Consolidated filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended or supplemented, and distributed to its stockholders.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca-Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca-Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca-Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca-Cola Company that could delay or prevent a change in control of us or a sale of our Coca-Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of any pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the SEC, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

About Coca-Cola Consolidated, Inc.

Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, X, Instagram and LinkedIn.

CONTACTS:

Ashley Brown (Media)	Scott Anthony (Investors)
Director, External Communications	Executive Vice President & Chief Financial Officer
(803) 979-2849	(704) 557-4633
Ashley.Brown@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com